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                                                                    Exhibit 99.5

                           SECOND BANCORP INCORPORATED
                              108 MAIN AVENUE, S.W.
                               WARREN, OHIO 44481
                                 (330) 841-0123

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To be Held on November 10, 1998


         Notice is hereby given that a special meeting (the "Second Bancorp Special Meeting") of holders of the common shares, without par value, of Second

Bancorp, an Ohio corporation ("Second Bancorp"), will be held on November 10, 1998, at 1:30 p.m. (local time) in the Directors Room of The Second National

Bank of Warren, 108 Main Avenue, S.W., Warren, Ohio 44481, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 4, 1998 (the "Agreement"), by and between Second Bancorp, Incorporated and Trumbull Financial Corporation, pursuant to Section 1701.78, whereby, provided all conditions to consummation of the transactions contemplated by the Merger Agreement are satisfied, (i) Trumbull will be merged with and into Second Bancorp, which will be the surviving entity in such merger, and (ii) on the date that such merger becomes effective, each issued and outstanding share of Trumbull common stock will be cancelled and extinguished in consideration and exchange for
                  3.78 shares of Second Bancorp common stock, subject to adjustment, all as described in detail in the accompanying Prospectus/Joint Proxy Statement;

         2. To consider and vote upon a proposal to increase the number of Directors of Second Bancorp from seven (7) to eight (8);

         3. To elect one director to fill the vacancy created by the increase in the number of Directors to serve for a term until the 1999 Annual Meeting of Shareholder of Second Bancorp and until his successor is elected and qualified;

         4. To consider and vote upon a proposal to amend the Amended Articles of Second Bancorp to eliminate Second Bancorp's two classes of preferred shares; and

         5. To transact such other business as may properly come before the Trumbull Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Second Bancorp has set the close of business on September 17, 1998, as the record date for the determination of shareholders entitled to notice of and vote at the Second Bancorp Special Meeting and at any adjournments or postponements thereof. Your vote is important regardless of the number of shares you own. Each shareholder is requested to complete, date, sign and return the enclosed proxy card without delay in the postage-paid envelope provided.







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         A copy of the Agreement is attached to the accompanying
Prospectus/Joint Proxy Statement as Annex A.

                                     By Order of the Board of Directors


                                     Alan G. Brant
                                     Chairman and President
Warren, Ohio

September 25, 1998


THE BOARD OF DIRECTORS OF SECOND BANCORP RECOMMENDS THAT YOU VOTE (I) FOR THE ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER, (II) FOR THE PROPOSAL TO INCREASE THE NUMBER OF DIRECTORS OF SECOND BANCORP FROM SEVEN (7) TO EIGHT (8);
(III) FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEE RECOMMENDED BY THE BOARD OF DIRECTORS IN THE PROXY MATERIALS; AND (IV) FOR THE PROPOSAL TO AMEND THE AMENDED ARTICLES OF SECOND BANCORP TO ELIMINATE SECOND BANCORP'S TWO CLASSES OF PREFERRED SHARES.